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NEWS RELEASE

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                                               CONTACT:      Hugh Aiken
                                                             Kevin McDermed
                                                             913 367 2121
                                                             NYSE: FDY

                   OUTSIDE COUNSEL APPOINTED TO INVESTIGATE
                 ACCOUNTING IRREGULARITIES AT ATCHISON CASTING'S
                           PENNSYLVANIA FOUNDRY GROUP

      Atchison, Kansas - November 3, 2000 -[NYSE: "FDY"] "The Audit Committee of the Board of Directors has engaged Jenner & Block as outside counsel to advise the committee on the conduct of the investigation into accounting irregularities at the Pennsylvania Foundry Group ("PFG"), a unit of Atchison Casting Corporation ("ACC")," said Hugh Aiken, CEO. "Jenner & Block has engaged PricewaterhouseCoopers as outside accountants to investigate the irregularities, including the possibility of theft. We expect that Deloitte & Touche LLP, our auditors, will assist in the investigation. The investigation will also determine whether restatement of ACC's prior financial reports is necessary, and if so, what adjustments should be made. The employment of the previous unit CFO at PFG was terminated on October 25, 2000," added Aiken.

      "In fiscal 2000, which ended June 30, 2000, PFG sales represented $36.3 million, or approximately 8%, of total sales reported by Atchison," said Aiken. "PFG and ACC continue to operate its business as usual. The accounts that appear to be affected include receivables, payables, operating expenses and prepaid expenses. Other accounts may be identified in the investigation," added Aiken.

        "As a result, the Company does not expect to release financial statements for the fiscal quarter ended September 30, 2000 until the amounts and periods have been quantified and any necessary restatements have been made."

      Atchison Casting Corporation produces iron, steel and non-ferrous castings for a wide variety of equipment, capital goods and consumer markets.

      This press release contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the expected results because of a variety of factors, including the results of the investigation into the errors described herein and the fact that the amounts and timing of the accounting errors referred to above are not yet known, nor is the amount, if any, that may be recoverable from insurance or other parties, and other factors described in the Company's filings with the U.S. Securities and Exchange Commission.